        FAX NEWS RELEASE

For further information:
The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P.O. Box 66 ◆ Manitowoc WI 54221-0066	Treasurer	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-683-8126	& Interim CFO	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-683-8136	Direct Dial: 920-683-8128
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

THE MANITOWOC COMPANY, INC. ANNOUNCES COMPLETION OF OFFERING OF SENIOR SUBORDINATED NOTES

MANITOWOC, WI - August 8, 2002 - The Manitowoc Company, Inc. (NYSE: MTW), announced today that it has completed the private offering of $175 million of 10 1/2% senior subordinated notes due 2012. Manitowoc's obligations under the notes are guaranteed by certain of its U.S. subsidiaries.

Manitowoc will use the net proceeds from the sale of the notes to complete its acquisition of Grove Investors, Inc. and its subsidiaries.

The issuance of the notes and the guarantees was not registered under the Securities Act of 1933, as amended, or applicable state securities laws. The notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and pursuant to Regulation S. Unless so registered, the notes and the guarantees may not be reoffered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities.

The Manitowoc Company, Inc. is a leading producer of lattice-boom cranes, tower cranes, mobile hydraulic cranes, and boom trucks for the construction industry. It is also a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment for the foodservice industry, and is the leading provider of new-construction, ship repair, and conversion services for the Great Lakes maritime industry.

Company contact:
Carl J. Laurino
Treasurer & Interim Chief Financial Officer
920-683-8136